Exhibit 99.1

For immediate release
MEDIA CONTACT:
Kim Wiemuth
Corporate Communications
Kitty Hawk, Inc.
888-431-3137
kwiemuth@kha.com

KITTY HAWK ANNOUNCES
THIRD QUARTER RESULTS

DALLAS, November 4, 2004 /PRNewswire-FirstCall/ — Kitty Hawk, Inc. (AMEX: KHK) today reported third quarter 2004 net income of $2.3 million, or $0.04 per diluted share, compared to a net income of $5.8 million, or $0.11 per diluted share, in the third quarter of 2003 which included a $2.9 million arbitration award. In addition, Kitty Hawk reported net income for the nine months ended September 30, 2004 of $1.1 million, or $0.02 per diluted share compared with a net income of $0.4 million, or $0.01 per diluted share for the same period in 2003.

Third quarter 2004 results were negatively affected by $0.2 million in initial costs of the Company’s planned induction of seven newer generation, fuel efficient Boeing 737-300 cargo aircraft while third quarter 2003 results were positively affected by an arbitration award of $2.9 million related to non-payment for services rendered in 2001. Further, the Company had income before income taxes for the nine months ended September 30, 2004 and the Company recorded for financial reporting purposes a Federal income tax provision of $0.6 million in the third quarter of 2004.

In addition to the charges affecting this year’s third quarter, results for the nine months ended September 30, 2004 also reflect items previously reported in the first and second quarters of 2004 including $1.7 million in charges incurred for incremental lease return provisions to meet the lease return conditions on four Boeing 727-200 cargo aircraft returned to their lessor, $0.4 million in 737-300 cargo aircraft introduction-related charges, and a $0.5 million credit relating to the recovery of excess airframe maintenance reserves on one Boeing 727-200 cargo aircraft that completed a heavy maintenance check event.

Scheduled freight revenue for this year’s third quarter was $40.6 million, an increase of $7.1 million or 21.3% from the same period last year. Scheduled freight revenue for the nine months ended September 30, 2004 was $111.0 million, an increase of $19.6 million or 21.4% from the first nine months of 2003.

Third quarter 2004 system chargeable weight (accounting for associated oversize and special handling requirements) increased 16.8% and average yield (revenue per unit of chargeable weight) increased 3.8% over the third quarter of 2003. The increase in average yield is due to an increase in fuel and security surcharges implemented to help defray the rising costs of these items. The increase in average yield resulting from these surcharges was partially offset by competitive pressures in selected markets and a higher proportion of chargeable weights from lower yielding new “developmental” markets and strategic alliances.

The Company now expects to take delivery of the first of its Boeing 737-300 cargo aircraft in the first quarter of 2005 and expects the remaining six aircraft to be delivered throughout the remainder of 2005. The Company expects to incur additional Boeing 737-300 cargo aircraft introduction-related charges, investments in inventory and lease deposits during the balance of 2004 and 2005 in excess of $3.6 million.

“There has been considerable focus by all of the members of the Kitty Hawk team on a variety of major issues, including the impact of unprecedented higher aviation fuel prices, a changing industry landscape and reinvestment in assets,” said Robert W. Zoller, Kitty Hawk’s president and chief executive officer. “Despite the high cost of fuel, constrained capacity and operating margin pressures, the Kitty Hawk team has continued to identify new business opportunities and improve the utilization of its assets. The decision to introduce next-generation, fuel-efficient Boeing 737-300 cargo aircraft in 2005 appears to be a timely and good one.”

As a recognized leader in air cargo customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, scheduled overnight air freight transportation to major business centers throughout North America and Alaska, Hawaii, Toronto, Canada, San Juan, Puerto Rico and now, four cities in Mexico. With more than 30 years experience in the aviation and airfreight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 1,500 freight forwarders, integrated carriers, logistics companies and major airlines with its fleet of Boeing 727 cargo aircraft, its ground truck-network, as well as its 239,000 square-foot cargo warehouse, US Customs clearance and sort facility at its Fort Wayne, Indiana hub. Kitty Hawk is the North American launch customer for the fuel-efficient and environmentally friendly Boeing 737-300 cargo aircraft that will be inducted in early 2005. Kitty Hawk’s extensive air-ground cargo network and award winning, guaranteed overnight express service is ideal for heavy-weight shipments, special goods with unique dimensions, perishables, animals and other valuable shipments.

This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; inflation; and costs, delays and problems integrating the Boeing 737-300SF cargo aircraft into our fleet. For a discussion of these and other risk factors, see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

Kitty Hawk, Inc.
Consolidated Statement of Operations

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenue:
Scheduled freight	$40,603	$33,484	$110,991	$91,422
ACMI	1,197	—	1,837	3,375
Miscellaneous	702	141	1,291	1,082

Total revenue	42,502	33,625	114,119	95,879
Cost of revenue:
Flight expense	6,955	6,783	21,525	19,451
Transportation expense	4,254	2,304	10,504	13,038
Fuel expense	12,102	7,539	32,181	22,713
Maintenance expense	2,446	2,793	8,623	8,878
Freight handling expense	7,234	6,232	20,584	18,030
Depreciation and amortization	790	1,011	2,290	2,804
Operating overhead expense	2,924	2,166	8,421	6,810

Total cost of revenue	36,705	28,828	104,128	91,724

Gross profit	5,797	4,797	9,991	4,155
General and administrative expense	2,954	2,119	8,330	7,159

Operating income (loss)	2,843	2,678	1,661	(3,004)
Other (income) expense:
Interest expense	72	106	240	325
Other, net	(196)	(3,218)	(343)	(3,738)

Income before income taxes	2,967	5,790	1,764	409
Income taxes	644	—	644	—

Net income	$2,323	$5,790	$1,120	$409

Basic net income per share	$0.05	$0.12	$0.02	$0.01

Weighted average common shares outstanding	50,791,723	50,025,109	50,688,309	50,008,350

Diluted net income per share	$0.04	$0.11	$0.02	$0.01

Weighted average diluted common shares outstanding	54,405,449	50,760,162	54,206,167	50,199,959